                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 19, 1997


                           National TechTeam, Inc.
           (Exact name of registrant as specified in its charter)



        Delaware                         0-16284                  38-2774613
(State or other jurisdiction            (Commission             (IRS Employer
    of incorporation)                   File Number)         Identification No.)




     835 Mason Street                     Dearborn, MI                   48224
(Address of principal executive offices) (City, State)                (Zip Code)



     Registrant's telephone number, including area code (313) 277-2277

ITEM 5. OTHER  EVENTS.

     On November 19, 1997 the Company filed its report on Form 10-Q for the period ended September 30, 1997. Included in that report were restated financial statements relating to (1) certain revenues from contemporaneous purchase/sale transactions between the Company and licensees of its software products occurring in the fourth quarter of 1996 and the first quarter of 1997; and (2) certain other adjustments. In that report on Form 10-Q, the Company also said that it would restate its consolidated financial statements to include the accounts of Compuflex Systems, Inc., which was acquired by the Company on July 30, 1997 in a transaction that has been accounted for as a pooling of interests.

     The Company has restated its financial statements for 1996 to include the above mentioned restated financial information and the accounts of Compuflex for all periods and is filing those restated financial statements on a voluntary basis to supplement disclosures in other filings it has made and will make.

     Included with this report are the following information and supplemental financial statements:


        -       Selected Consolidated Financial Data.

        - Management Discussion and Analysis of Financial Condition and Results of Operation.

        -       Report of Independent Auditors.

        - Consolidated Statements of Operations - Years Ended December 31, 1996, 1995 and 1994.

        - Consolidated Statements of Financial Position - December 31, 1996 and December 31, 1995.

        - Consolidated Statements of Shareholders' Equity - Years ended December 31, 1996, 1995 and 1994.

        - Consolidated Statements of Cash Flows - Years ended December 31, 1996, 1995 and 1994.

        -       Notes to the Consolidated Financial Statements.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        National TechTeam, Inc.

                        By:  /s/Lawrence A. Mills
                           ------------------------------


                        Its: Senior Vice President, Chief Financial Officer,
                             Treasurer and Secretary



Date:  December 19, 1997
       -----------------

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected consolidated financial data and is qualified by the more detailed Consolidated Financial Statements and notes thereto included in Item 8 in this Form 8-K Report. The Statement of Financial Position Data as of December 31, 1992, 1993, 1994, 1995, and 1996, and the Statement of Operations Data for each of the five years in the period ended December 31, 1996 have been derived from the Company's consolidated financial statements for such years, which have been audited by Ernst & Young LLP, independent auditors.



                                                                     YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------------------
                                                  1996            1995             1994         1993       1992
                                                  ----            ----             ----         ----       ----
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                       (RESTATED - NOTE M)
STATEMENT OF OPERATIONS DATA:
Revenues
     Call Center Services............            $31,433         $15,123        $ 7,173        $ 2,325     $    --
                                                 -------         -------        -------        -------     -------
     Corporate Computer Services
          Technical staffing.........             20,907          20,095         16,935         12,866       7,064
          Systems integration........             12,819           7,841          5,530          2,647       1,079
          Training programs..........              7,027           4,018          4,613          5,387       3,771
                                                 -------         -------        -------        -------     -------
     Total Corporate Computer
        Services.....................             40,753          31,954         27,078         20,900      11,914
                                                 -------         -------        -------        -------     -------
Total revenues.......................             72,186          47,007         34,251         23,225      11,914
Cost of services delivered...........             57,176          36,476         26,129         17,321       9,103
                                                 -------         -------        -------        -------     -------
Gross profit.........................             15,010          10,601          8,122          5,904       2,811
                                                 -------         -------        -------        -------     -------
Other expenses/(income)
     Selling, general and
          administrative.............             10,112           6,080          4,603          2,208       1,544
     Interest expense................                205              79             59            108          78
     Interest income.................               (937)            (74)           (71)            --          --
     Gain on sale of investment......                 --              --           (152)            --          --
                                                 -------         -------        -------        -------     -------
                                                   9,380           6,085          4,439          2,316       1,622
                                                 -------         -------        -------        -------     -------
Income before tax provisions.........              5,630           4,516          3,683          3,588       1,189
Tax provisions.......................              2,584           1,892          1,524          1,357         341
                                                 -------         -------        -------        -------     -------
Net income...........................            $ 3,046         $ 2,624        $ 2,159        $ 2,231     $   848
                                                 =======         =======        =======        =======     =======
Primary earnings per share...........              $0.23           $0.23          $0.20          $0.24     $  0.10
                                                 =======         =======        =======        =======     =======
Fully diluted earnings per share.....              $0.23           $0.23          $0.19          $0.23     $  0.10
                                                 =======         =======        =======        =======     =======
Weighted average number of common
shares and common share
equivalents outstanding
     Primary.........................             13,031          11,607         11,053          9,323       8,439
     Fully diluted...................             13,054          11,607         11,151          9,540       8,750


                                                                          DECEMBER 31,
                                                ------------------------------------------------------------------
                                                   1996            1995            1994         1993       1992
                                                   ----            ----            ----         ----       ----
                                                                         (IN THOUSANDS)
                                                                       (RESTATED - NOTE M)
STATEMENT OF FINANCIAL POSITION DATA:
Current assets.......................           $100,474         $17,344        $14,286        $ 7,045     $ 3,085
Current liabilities..................              9,886           4,981          2,559          2,827       2,682
Total assets.........................            116,998          26,266         20,260         12,525       4,130
Long-term liabilities................              2,483             866            147            233         104
Total shareholders' equity...........            104,520          20,419         17,554          9,465       1,344

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

     The Company originally commenced operations as a value added reseller of computer hardware and software that also provided training for its computer products. During the late 1980's the Company added IT staffing and systems integration services as a complement to its existing training business. In 1993, as a result of the Company's growing expertise in providing IT staffing of on-site help desks, TechTeam entered the call center industry. Today, the Company's IT outsourcing services cover a broad range of IT, including planning, design, implementation and support. Although the Company's services are complementary, TechTeam has divided its service offerings into two divisions, Call Center Services and Corporate Computer Services (technical staffing, systems integration and training programs). Revenues from all service offerings are recognized as services are performed.

     Call Center Services consist of international telephone support for end-users of computer hardware, software products and services. Call Center Services are billed on a fee per call, fee per time spent on calls or per agent basis, each as negotiated with clients. Under the terms of certain Call Center Services contracts, clients are required to pay certain amounts at the commencement of the contract, which payments are non-refundable and as to which the Company has no further service obligation. Amounts billed under this provision of such contracts aggregated $618,100 in 1996; $1,655,700 in 1995; and $19,600 in 1994. National TechTeam has recognized these amounts as revenues when they were billed. Absent unusual circumstances, in the future the Company expects to negotiate these contracts so that the revenues are recognized over the life of the contract. The Company has also licensed customers to use its Foundation Platform, as software product developed by the Company's wholly-owned subsidiary, WebCentric Communications, Inc. Revenues from these licenses are recognized either: (1) On a usage basis, when the licenses are granted in connection with on-going services; or (2) In those instances where the license was granted in connection with a contemporaneous purchase as the expenses of the transaction are recognized.

     Technical staffing includes a variety of technical services, including the placement of computer personnel at client sites to support end-user applications through on-site help desks, as well as selected programming and consulting services. Systems integration consists of database design, computer product sales and networking services. Contracts for technical staffing and systems integration are generally negotiated on an hourly rate basis or are priced on a project basis. Training programs consist of instructor-led, computer-based training for word processing, spreadsheets, graphics, data bases, desktop publishing, operating systems, and systems administration for NetWare, JAVA, NT, Windows, OS/2 and UNIX and mainframe operating systems. For training programs, clients pay a fee per student trained or a fee for classes offered, in some cases with an advance payment for the cost of the necessary training materials.

     Cost of services delivered consists of direct personnel compensation, statutory and other benefits associated with such personnel, facility and computer equipment costs, and other direct costs associated with providing services to clients. Selling, general and administrative costs consist of sales, marketing and administrative personnel compensation, statutory and other benefits associated with such personnel, facility and equipment costs and other indirect costs associated with the sales, marketing and administrative functions of the Company.

     The following table sets forth the percentage relationship to revenues of certain items in the Company's Consolidated Statements of Operations:



                                                    YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                               1996         1995          1994
                                               ----         ----          ----
                                                     (Restated - Note M)
Revenues
     Call Center Services....................   43.5%        32.1%        20.9%
                                               -----        -----        -----
     Corporate Computer Services
          Technical staffing.................   29.0         42.7         49.4
          Systems integration................   17.8         16.7         16.2
          Training programs..................    9.7          8.5         13.5
                                               -----        -----        -----
     Total Corporate Computer Services.......   56.5         67.9         79.1
                                               -----        -----        -----
Total revenues...............................  100.0        100.0        100.0
Cost of services delivered...................   79.2         77.5         76.3
                                               -----        -----        -----
Gross profit.................................   20.8         22.5         23.7
                                               -----        -----        -----
Other expenses/(income)
     Selling, general and administrative.....   14.0         12.9         13.4
     Interest expense........................    0.3          0.2          0.2
     Interest income.........................   (1.3)        (0.2)        (0.2)
     Gain on sale of investment..............     --           --         (0.4)
                                               -----        -----        -----
                                                13.0         12.9         13.0
                                               -----        -----        -----
Income before tax provisions.................    7.8          9.6         10.7
Tax provisions...............................    3.6          4.0          4.4
                                               -----        -----        -----
Net income...................................    4.2%         5.6%         6.3%
                                               =====        =====        =====

     Between 1994 and 1996, TechTeam's revenues increased at a compound annual rate of 45.2%. The Company believes that its growth has benefited from the trend among large corporations to outsource much of their information technology needs and TechTeam's ability to provide services that address a broad range of those needs. The Company believes that the outsourcing trend will continue and will provide continuing opportunities for both of its service lines. TechTeam further believes that its service offerings are influenced substantially by its clients' desires to focus on their core businesses and to leave information technology needs to the Company for which information technology is its core business. TechTeam's training programs have encountered cyclical enrollment trends, influenced by the timing and extent to which clients are upgrading desk top software.

     National TechTeam's business is based on client relationships with major corporations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Business with Major Clients."

Comparative Performance -- 1996 versus 1995

     National TechTeam earned net income of $3,046,190, or $0.23 per share, for 1996 as compared to a net income of $2,623,667 or $0.23 per share, for 1995.

     Revenues -- National TechTeam's total revenues increased by $25,109,624 in 1996 to $72,186,156, a 53.3% increase over revenues in 1995. Changes in revenues resulted from the following:

           Call Center Services -- Revenues from Call Center Services increased by $16,310,310 in 1996. This was a 107.8% increase over Call Center Services revenues in 1995. The increase was due to an increase to 36 contracts in place at December 31, 1996 compared to the 18 contracts at December 31, 1995 and increased business with existing customers, primarily Hewlett-Packard.

           Technical staffing -- Revenues from technical staffing increased by $812,287 in 1996. This was a 4.0% increase over technical staffing revenues in 1995. The increase was due to continued client demand for TechTeam's help desk and computer services personnel at Ford and other major accounts.

           Systems integration -- Revenues from systems integration increased by $4,977,961 in 1996. This was a 63.5% increase over systems integration revenues in 1995. The increase was due principally to a growing demand by existing clients for TechTeam's networking services.

           Training programs -- Revenues from training programs increased by $3,009,066 in 1996. This was a 74.9% increase over training revenues in 1995. The increase was due to increased enrollments in the Company's training programs and the sale of $350,000 of computer-based training materials to a new client.

     Cost of services delivered -- The cost of services delivered increased by $20,700,404 in 1996. This was a 56.8% increase over the cost of services delivered in 1995. The increase was due principally to compensation costs for an increased number of technical personnel, statutory and other benefits associated with such personnel, facility and computer equipment costs, and other direct costs associated with providing an increased volume of services to clients. These costs were 79.2% and 77.5% of revenues in 1996 and 1995, respectively.

     Selling, general and administrative -- Selling, general and administrative expenses increased by $4,032,334 in 1996. This was a 66.3% increase over selling, general and administrative expenses in 1995. The increase was due principally to compensation costs for an increased number of sales and administrative personnel, statutory and other benefits associated with such personnel, facility and equipment costs, and other indirect costs needed to support the growth of the Company. These expenses were 14.0% of revenues in 1996 compared with 12.9% of revenues in 1995. This increase was due primarily to expansion of National TechTeam's sales and internal management information systems staffs to support the growth of the Company.

     Interest income -- Commencing in October 1996, National TechTeam began earning significant amounts of interest income on cash generated by the 1996 public stock offering.

     Tax provisions -- TechTeam recognized $1,874,599 of Federal income tax in 1996, resulting in an effective tax rate of 38.1% compared to an effective tax rate of 36.1% for 1995. The increase is due to the increase in foreign operations. The Michigan Single Business Tax in 1996 was $709,000, with an effective tax rate of 12.6% compared to an effective tax rate of 9.1% in 1995. The increase is due to the taxes on the deferred revenue which is currently taxable for Michigan Single Business Tax purposes.

Comparative Performance -- 1995 versus 1994

     National TechTeam earned net income of $2,623,667, or $0.23 per share, for 1995 as compared to a net income of $2,158,949, or $0.20 per share, for 1994.

     Revenues -- The Company's total revenues increased by $12,825,161 in 1995 to $47,076,532, a 37.4% increase over 1994 revenues. Changes in revenues resulted from the following:

           Call Center Services -- Revenues from Call Center Services increased by $7,950,297 in 1995. This was a 110.8% increase over Call Center Services revenues in 1994. The increase was due to an increase to 18 contracts in place at December 31, 1995 compared to the seven contracts at December 31, 1994.

           Technical staffing -- Revenues from technical staffing increased by $3,159,598 in 1995. This was a 18.7% increase over technical staffing revenues in 1994. The increase was due to continued client demand for TechTeam's help desk and computer services personnel at Ford and other major accounts.

           Systems integration -- Revenues from systems integration increased by $2,310,827 in 1995. This was a 41.8% increase over systems integration revenues in 1994. The increase was due principally to a growing demand by existing clients for TechTeam's networking and applications development services.

           Training programs -- Revenues from training programs decreased by $595,561 in 1995. This was a 12.9% decrease from training revenues in 1994. The decrease was due to a reduced scope of training services for a major client.

     Cost of services delivered -- The cost of services delivered increased by $10,346,265 in 1995. This was a 39.6% increase over the cost of services delivered in 1994. The increase was due principally to compensation costs for an increased number of technical personnel, statutory and other benefits associated with such personnel, facility and computer equipment costs, and other direct costs associated with providing an increased volume of services to clients. These costs were 77.5% and 76.3% of revenues in 1995 and 1994, respectively.

     Selling, general and administrative -- Selling, general and administrative expenses increased by $1,476,675 in 1995. This was a 32.1% increase over selling, general and administrative expenses in 1994. The increase was due principally to compensation costs for an increased number of sales and administrative personnel, statutory and other benefits associated with such personnel, facility and equipment costs, other indirect costs needed to support the growth of the Company. These expenses were 12.9% and 13.4% of revenues in 1995 and 1994, respectively.

     Tax provisions -- National TechTeam recognized $1,481,936 of Federal income tax in 1995, resulting in an effective tax rate of 36.1% for 1995 compared to an effective tax rate of 36.1% for 1994. The Michigan Single Business Tax in 1995 was $410,000, with an effective tax rate of 9.1% compared to an effective tax rate of 8.3% for 1994. These taxes are tied more closely to revenues than net income. This inflates the effective tax rate when income is lower.

Impact of Business with Major Clients

     Historically, National TechTeam has been heavily dependent upon Ford for a major portion of its revenues. Management recognizes the need to diversify its client base from both a client and industry perspective. The Company has had some success in this regard as Hewlett-Packard became TechTeam's largest client in 1996. However, the Company continues to seek additional business from its largest clients and those clients will continue to constitute a high percentage of National TechTeam's total revenues for the foreseeable future. TechTeam's services are not specific to any single industry and can be beneficial to most large corporations. National TechTeam's technical staffing and training programs cover most of the popular software applications and can be customized to improve the productivity of microcomputer users in most companies. Continuing efforts to increase sales outside of Ford have produced positive results, as total revenues from non-Ford clients were $61,173,387 in 1996, $35,986,968 in 1995, and $23,873,818 in 1994, a compound annual growth rate of 60.1%.


                                                                           YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------------
                                                               1996                1995                1994
                                                               ----                ----                ----
                                                                            (Restated - Note M)
Hewlett-Packard Company
     Revenues for the period.........................     $19,266,318          $7,269,445         $        --
     Percentage increase from prior period...........           165.0 %                --*                 --%
     Percentage of total revenues....................            26.7 %              15.4 %                --%
Ford Motor Company
     Revenues for the period.........................     $16,311,769         $15,584,964         $14,195,853
     Percentage increase from prior period...........             4.7 %               9.8 %               3.6%
     Percentage of total revenues....................            22.6 %              33.1 %              41.4%
Chrysler Corporation
     Revenues for the period.........................     $ 5,485,038         $ 4,162,419         $ 3,294,788
     Percentage increase from prior period...........            31.8 %              26.3 %             160.2%
     Percentage of total revenues....................             7.6 %               8.8 %               9.6%
Corel Corporation
     Revenues for the period.........................     $   268,459         $ 2,737,601         $ 3,687,298
     Percentage increase/(decrease) from
         prior period                                           (90.2)%             (25.8)%             789.4%
     Percentage of total revenues....................             0.4 %               5.8 %              10.8%
Novell, Inc.
     Revenues for the period.........................     $        --         $   522,973         $ 2,260,203
     Percentage increase/(decrease) from
         prior period                                          (100.0)%             (76.7)%              31.6%
     Percentage of total revenues....................              -- %               1.1 %               6.6%

------------
* First year of business relationship

     Services provided to Ford and Chrysler consist of contract computer end-user support including on-site help desks and call center services, programming services, documentation services, and classroom training programs. TechTeam provides these services to virtually all Ford divisions and two finance-related Ford subsidiaries. Services provided to Hewlett-Packard, Corel and Novell consist of technical product post-sales support provided from TechTeam call center sites.

     Revenues from Hewlett-Packard first commenced in mid-1995 with the award of the first contract for call center services. 1996 was the first full year of services under that contract. Additional contracts have been awarded in 1996.

     Revenues from Corel first commenced in late 1993 and continued into early 1996 at which time Corel made a strategic decision to bring its call center outsourcing service back in-house. The Company believes Corel's decision is unrelated to the Company's performance.

     Revenues from Novell (product support related to WordPerfect application software) first commenced in mid-1993 and continued until late 1995 at which time Novell discontinued outsourced telephone support for its customers. The Company believes Novell's decision is unrelated to the Company's performance and, shortly after discontinuation of service, the WordPerfect business unit was sold to Corel Corporation.

LIQUIDITY AND CAPITAL RESOURCES

     Over the three year period commencing January 1, 1994, the Company's business has been financed by cash provided by operations and the issuance of common stock, primarily $5,020,834 of private placements in 1994, shares issued throughout the period under stock option plans and $77,851,500 from a public offering in 1996. Indicators of the Company's financial strength are summarized below:




                                                                   DECEMBER 31,
                                                ---------------------------------------------------
                                                    1996                1995               1994
                                                    ----                ----               ----
                                                                (Restated - Note M)
Working capital...............................   $90,479,119         $12,362,615        $11,726,801
Current ratio.................................          10.1                 3.5                5.6
Debt as a percentage of total capitalization..           0.2%                5.4%               2.7%
Shareholders' equity..........................  $104,520,199         $20,419,466        $17,554,426

     The Company's working capital was $90,479,119 at December 31, 1996, an increase of 631.9% from December 31, 1995. This increase was due primarily to funds provided by the public stock offering in 1996 and 1996 operating results (reflected primarily in higher accounts receivable balances due to increased sales).

     TechTeam has line-of-credit agreements with NBD Bank and Chase Manhattan Bank which provide for short-term borrowings of up to $6,000,000 and $1,250,000, respectively; both lines-of-credit are unsecured. NBD Bank borrowings are at the prime rate and Chase Manhattan Bank borrowings are at prime plus 1.5%. Borrowings under these lines at December 31,1996 were $299,400.

     In 1995, National TechTeam invested $1,057,000 in telecommunications hardware and software which was financed through a five year bank term note. Management believes sufficient cash resources exist to support its current growth strategies through currently available cash, future operations, and the Company's existing bank credit arrangement.

Report of Ernst & Young LLP, Independent Auditors

Board of Directors
National TechTeam, Inc.

     We have audited the accompanying consolidated statements of financial position of National TechTeam, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Compuflex Systems, Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 15% in 1995, and total revenues constituting 11% in 1995 and 12% in 1994 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Compuflex Systems, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     As discussed in Note M to the consolidated financial statements, the Company has restated its previously issued financial statements for the year ended December 31, 1996, to revise its revenue recognition pertaining to certain license fee revenues related to contemporaneous purchase/sale transactions and to reflect certain compensation adjustments.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National TechTeam, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

February 26, 1997, except for Note M
which is dated December 12, 1997
Detroit, Michigan

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                          YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------
                                              1996                  1995                  1994
                                              ----                  ----                  ----
                                                             (Restated - Note M)
REVENUES -- NOTE B
     Call Center Services...............   $31,433,604           $15,123,294          $ 7,172,997
                                           -----------           -----------          -----------
     Corporate Computer Services
          Technical staffing............    20,907,237            20,094,950           16,935,352
          Systems integration...........    12,818,545             7,840,584            5,529,757
          Training programs.............     7,026,770             4,017,704            4,613,265
                                           -----------           -----------          -----------
     Total Corporate Computer Services..    40,752,552            31,953,238           27,078,374
                                           -----------           -----------          -----------
TOTAL REVENUES..........................    72,186,156            47,076,532           34,251,371
COST OF SERVICES DELIVERED..............    57,176,020            36,475,616           26,129,315
                                           -----------           -----------          -----------
GROSS PROFIT............................    15,010,136            10,600,916            8,122,056
                                           -----------           -----------          -----------
OTHER EXPENSES/(INCOME)
     Selling, general and
       administrative...................    10,112,768             6,080,434            4,603,759
     Interest expense...................       204,813                78,709               59,411
     Interest income....................      (937,234)              (73,830)             (71,467)
     Gain on sale of investment.........            --                    --             (152,471)
                                           -----------           -----------          -----------
                                             9,380,347             6,085,313            4,439,232
                                           -----------           -----------          -----------
INCOME BEFORE TAX PROVISIONS............     5,629,789             4,515,603            3,682,824
TAX PROVISIONS -- NOTE F................     2,583,599             1,891,936            1,523,875
                                           -----------           -----------          -----------
NET INCOME..............................   $ 3,046,190           $ 2,623,667          $ 2,158,949
                                           ===========           ===========          ===========
PRIMARY EARNINGS PER SHARE..............   $      0.23           $      0.23          $      0.20
                                           ===========           ===========          ===========
FULLY DILUTED EARNINGS PER SHARE........   $      0.23           $      0.23          $      0.19
                                           ===========           ===========          ===========
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES AND COMMON SHARE
EQUIVALENTS OUTSTANDING
     Primary............................    13,030,530            11,606,692           11,052,974
     Fully diluted......................    13,053,984            11,606,692           11,150,927

                            See accompanying notes.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION



                                                                           DECEMBER 31,
                                                                     -------------------------
                        ASSETS                                          1996          1995
                                                                        ----          ----
                                                                       (Restated - Note M)
CURRENT ASSETS
     Cash and cash equivalents.............................        $ 46,812,397   $ 1,766,043
     Securities available-for-sale.........................          27,169,703            --
     Accounts receivable -- Note B.........................          23,228,787    14,228,172
     Note receivable -- current portion....................                  --        53,333
     Refundable income tax.................................           1,413,461            --
     Inventories...........................................             647,565       769,545
     Advances to vendors...................................             500,000            --
     Other.................................................             701,865       526,651
                                                                   ------------   -----------
                                                                    100,473,778    17,343,744
                                                                   ------------   -----------
PROPERTY, EQUIPMENT AND PURCHASED SOFTWARE
     Office furniture and equipment........................          12,810,673     7,218,953
     Purchased software....................................           2,917,307     1,050,300
     Leasehold improvements................................           1,380,140       681,223
     Transportation equipment..............................             192,907       154,395
                                                                   ------------   -----------
                                                                     17,301,027     9,104,871
     Less -- Accumulated depreciation and amortization.....           5,404,611     3,081,657
                                                                   ------------   -----------
                                                                     11,896,416     6,023,214
                                                                   ------------   -----------
OTHER ASSETS
     Goodwill (less accumulated amortization of $551,081
          at December 31, 1996 and $345,512 at
          December 31, 1995)...............................           1,509,437     1,252,585
     Investment in affiliates -- Note H....................           1,049,516       245,000
     Deferred income tax...................................             912,400            --
     Note receivable -- long term..........................                  --       102,222
     Other.................................................           1,156,771     1,298,958
                                                                   ------------   -----------
                                                                      4,628,124     2,898,765
                                                                   ------------   -----------
TOTAL ASSETS..........................................             $116,998,318   $26,265,723
                                                                   ============   ===========

                            See accompanying notes.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION



                                                                                   DECEMBER 31,
                                                                        --------------------------------
           LIABILITIES AND SHAREHOLDERS' EQUITY                             1996              1995
                                                                            ----              ----
                                                                              (Restated - Note M)
CURRENT LIABILITIES
     Line of credit.............................................          $    299,400   $   300,000
     Current portion of long-term debt..........................                62,000       158,884
     Accounts payable...........................................             4,239,363     1,067,965
     Accrued payroll, related taxes and withholdings............             3,554,512     2,037,446
     Deferred income tax -- Note F..............................               389,343       489,639
     Federal income tax payable.................................                    --       160,116
     Deferred revenues and unapplied receipts...................               255,940       431,967
     Accrued expenses and taxes.................................               874,329       106,042
     Other......................................................               319,772       229,070
                                                                          ------------   -----------
                                                                             9,994,659     4,981,129
                                                                          ------------   -----------
LONG-TERM LIABILITIES
     Deferred Foundation Platform license fees..................             2,050,000            --
     Deferred income tax -- Note F..............................               162,813       214,566
     Long-term debt.............................................               196,000       650,562
     Minority interest..........................................                74,647            --
                                                                          ------------   -----------
                                                                             2,483,460       865,128
                                                                          ------------   -----------
SHAREHOLDERS' EQUITY -- NOTES E, G, J AND K
     Preferred stock, par value $.01
          Authorized -- 5,000,000 shares
          None issued
     Common stock, par value $.01
          Authorized -- 45,000,000 shares
          Issued:
               15,444,530 shares at December 31, 1996...........               154,405
               11,839,906 shares at December 31, 1995...........                             118,399
     Additional paid-in capital.................................            98,636,680    17,823,203
     Retained earnings..........................................             6,466,862     3,384,872
                                                                          ------------   -----------
     Total......................................................           105,257,947    21,326,474
     Less -- Treasury stock (161,983 shares at December 31, 1996
          and 200,000 shares at December 31, 1995)..............               737,748       907,008
                                                                          ------------   -----------
     Total shareholders' equity.................................           104,520,199    20,419,466
                                                                          ------------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......................          $116,998,318   $26,265,723
                                                                          ============   ===========

                            See accompanying notes.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY






                                                                                   ADDITIONAL
                                                                    COMMON          PAID-IN             RETAINED         TREASURY
                                                                    STOCK           CAPITAL             EARNINGS          STOCK
                                                                    -----           -------             --------        ---------
                                                                                       (Restated - Note M)
Balance at January 1, 1994...................................      $ 96,512        $10,766,070         $(1,397,744)     $      --
     Proceeds from issuance of 1,060,731 shares of
       common stock - Note G ................................        10,607          5,010,227                  --             --
     Proceeds from issuance of 308,625 shares under
       stock option plans - Note J ..........................         3,087            574,123                  --             --
     Issuance of 32,810 shares of common stock - Note G......           328            151,986                  --             --
     Tax benefit from exercise of employee stock options
       and other ............................................            --            180,381                  --             --
     Retirement of 1,427 shares of common stock..............           (14)               (86)                 --             --
     Net income for 1994.....................................            --                 --           2,158,949             --
                                                                   --------        -----------          ----------      ---------
Balance at December 31, 1994.................................       110,520         16,682,701             761,205             --
     Proceeds from issuance of 418,500 shares under
       stock option plans -- Note J..........................         4,185            256,475                  --             --
     Tax benefit from exercise of employee stock options
       and other.............................................            --            310,221                  --             --
     Purchase of common stock - Note K.......................            --                 --                  --       (907,008)
     Issuance of 369,472 shares of common stock - Note G.....         3,694            573,806                  --             --
     Net income for 1995.....................................            --                 --           2,623,667             --
                                                                   --------        -----------          ----------      ---------
Balance at December 31, 1995.................................       118,399         17,823,203           3,384,872       (907,008)
     Proceeds from issuance of 3,225,000 shares of
       common stock - Note G ................................        32,250         77,819,250                  --             --
     Proceeds from issuance of 289,100 shares under
       stock option plans - Note J...........................         2,891            778,469                  --             --
     Shares issued to acquire Coup, Inc......................           800            259,200                  --             --
     Shares issued to acquire U.S.A. Computer Training
       Centers, Inc..........................................            65             76,277                  --             --
     Tax benefit from exercise of employee stock options
       and other.............................................            --          1,654,579                  --             --
     Contributions to 401(k) plan and other..................            --            225,702                  --        169,260
     Adjustment to retained earnings to align year-ends of
       pooled entities - Note M .............................            --                 --              35,800             --
     Net income for 1996.....................................            --                 --           3,046,190             --
                                                                   --------        -----------          ----------      ---------
     Balance at December 31, 1996............................      $154,405        $98,636,680         $ 6,466,862      $(737,748)
                                                                   ========        ===========         ============     =========

                            See accompanying notes.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                        YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------------
                                                                               1996              1995               1994
                                                                               ----              ----               ----
                                                                                          (Restated - Note M)
OPERATING ACTIVITIES
     Net income....................................................       $ 3,046,190         $ 2,623,667         $ 2,158,949
     Adjustments to reconcile net income to net cash provided by/
     (used in) operating activities:
          Depreciation and amortization.................................    2,942,544           1,864,850           1,231,779
          Provision for uncollectible accounts receivable...............       25,000             153,795              30,308
          Treasury stock contributed to 401(k) plan.....................      169,260                  --                  --
          Provision for deferred income tax.............................     (603,624)            237,895             223,310
          Deferred Foundation Platform license fees.....................    2,050,000                  --                  --
          (Gain) on sale of investment..................................           --                  --            (152,471)
          (Gain)/loss on sales of equipment and other...................      (17,860)             55,209              (3,878)
          Changes in current assets and liabilities:
               Accounts receivable......................................   (9,202,315)         (5,602,966)         (3,165,007)
               Inventories..............................................      121,980            (269,797)           (130,574)
               Advances to vendors......................................     (500,000)                 --                  --
               Other current assets.....................................     (235,115)            (74,320)           (246,168)
               Accounts payable.........................................    3,185,398             530,062             (95,073)
               Accrued payroll, related taxes and withholdings..........    1,571,508           1,169,465             306,459
               Federal income tax.......................................   (1,573,577)            498,974            (871,831)
               Deferred revenues and unapplied receipts.................      182,157             384,427             (99,091)
               Accrued expenses and taxes...............................      874,329             106,042                  --
               Other current liabilities................................     (689,866)            (31,352)           (232,233)
                                                                          -----------         -----------         -----------
          Net cash provided by/(used in) operating activities...........    1,346,009           1,645,951          (1,045,521)
                                                                          -----------         -----------         -----------
INVESTING ACTIVITIES
     Purchases of property, equipment and software......................   (9,356,719)         (4,697,327)           (954,698)
     Development of training manuals....................................     (211,027)           (117,970)           (116,722)
     Purchases of securities available-for-sale.........................  (27,169,703)           (100,000)        (12,388,000)
     Proceeds from sale of temporary investments........................           --           3,600,000           8,888,000
     Proceeds from sale of investment...................................           --                  --             160,000
     Investment in affiliates...........................................     (804,516)                 --            (245,000)
     Collection/(issuance) of note receivable...........................      155,555            (155,555)                 --
     Proceeds from sales of property and equipment and other assets.....       11,000              22,630              23,227
     Other assets -- net................................................       59,359              26,936              13,082
                                                                          -----------         -----------         -----------
          Net cash used in investing activities.........................  (37,316,051)         (1,421,286)         (4,620,111)
                                                                          -----------         -----------         -----------
FINANCING ACTIVITIES
     Proceeds from short-term borrowings................................    8,116,575             310,000             297,800
     Proceeds from long-term borrowings.................................      480,212             565,998                  --
     Proceeds from issuance of common stock.............................   79,436,062             838,160           5,598,044
     Tax benefit from exercise of employee stock options................    1,654,579             310,221             180,381
     Purchase of Company common stock...................................           --            (907,008)                 --
     Payments on short-term borrowings..................................   (8,024,359)            (40,000)                 --
     Payments on long-term borrowings...................................     (919,174)           (206,652)           (432,471)
                                                                          -----------         -----------         -----------
          Net cash provided by financing activities.....................   80,743,895             870,719           5,643,754
                                                                          -----------         -----------         -----------
          Increase/(decrease) in cash and cash equivalents..............   44,773,853           1,095,384             (21,878)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........................    2,038,544             670,659             692,537
                                                                          -----------         -----------         -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR................................  $46,812,397         $ 1,766,043         $   670,659
                                                                          ===========         ===========         ===========

                            See accompanying notes.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996 (AS RESTATED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation: The consolidated financial statements include the accounts of National TechTeam, Inc., its wholly-owned subsidiaries Compuflex Systems, Inc., TechTeam Europe, Ltd. and National TechTeam of Illinois, Inc., formerly Micro Systems Group, Inc. ("MSG") and the Company's 75% interest in National TechTeam Europe, N.V., a joint venture. Collectively, these companies are referred to as the "Company" or "TechTeam." Intercompany accounts and transactions have been eliminated as appropriate. Certain reclassifications have been made to the 1995 and 1994 financial statements in order to conform to the 1996 financial statement presentation.

     Cash and cash equivalents: Cash includes both interest bearing and non-interest bearing deposits which are available on demand. Cash equivalents include all liquid investments with a maturity of three months or less when purchased, including money market funds held at banks.

     Securities available-for-sale: The Company's management determines the appropriate classification of securities at the time of purchase and re-evaluates such designation as of each balance sheet date. The December 31, 1996 securities available-for-sale are stated at market value which approximates cost. Securities available-for-sale are invested primarily in obligations of states and other political subdivisions.

     Inventories: Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market and consist principally of computer equipment and software.

     Property, equipment and purchased software: Property, equipment and purchased software are stated at cost. Property and equipment are depreciated on the straight-line method over their estimated useful lives, ranging from 3 to 10 years. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful lives of the improvements. Purchased software is amortized over 3 to 5 years.

     Capitalized Software Costs: The Company capitalizes certain computer software costs which are amortized on a straight line basis over the economic lives of the related products not to exceed five years.

     Goodwill: Represents the excess cost over the fair value of net assets acquired in the acquisition of MSG, Coup, Inc., U.S.A. Computer Training Centers, Inc. and others and is amortized on a straight-line basis over 10 years. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it may be impaired.

     Revenue recognition: Revenues from Call Center Services and Corporate Computer Services are recognized as services are performed. Revenues from product sales are recognized when title is transferred to the client. Under the terms of certain Call Center Services contracts, clients are required to pay certain amounts at the commencement of the contract, which payments are non-refundable and as to which the Company has no further service obligation. Amounts billed under this provision of such contracts aggregated $618,100 in 1996; $1,655,700 in 1995; and $19,600 in 1994. All such amounts were recognized as revenues when billed. The Company has also licensed customers to use its Foundation Platform, a software product developed by the Company's wholly-owned subsidiary, WebCentric Communications, Inc. Revenues from these licenses are recognized either: (1) On a usage basis, when the licenses are granted in connection with on-going services; or (2) In those instances where the license was granted in connection with a contemporaneous purchase as the expenses of the transaction are recognized. No Foundation Platform license revenues were recognized in 1994, 1995 or 1996.

     Deferred revenue: TechTeam receives advance payments from clients under certain lease and maintenance agreements. These payments are recognized as revenues when earned. All deferred revenue recorded at December 31 is expected
to be earned in the subsequent year.   See "Revenue recognition" regarding
deferred Foundation Platform license fees.

     Deferred income taxes: Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Stock options: TechTeam accounts for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

     Earnings per share: Earnings per share is computed using the weighted average number of common shares and common share equivalents outstanding during each year presented. Common share equivalents consist of stock options and warrants and are calculated using the treasury stock method.

     Use of estimates: Preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates and assumptions made.

NOTE B -- DESCRIPTION OF THE BUSINESS

     The Company provides call center services and corporate computer services for major companies on an international scale. Revenues and accounts receivable from major clients are summarized as follows.


                                                  YEAR ENDED DECEMBER 31,
                                            ------------------------------------
                                               1996         1995        1994
                                               ----         ----        -----
Hewlett-Packard Company
    Revenues for the period...............  $19,266,318  $7,269,445  $        --
    Accounts receivable at end of period..    3,104,422   2,923,934           --
Ford Motor Company
    Revenues for the period...............   16,311,769  15,584,964   14,195,853
    Accounts receivable at end of period..    5,052,263   4,863,948    2,487,263
Chrysler Corporation
    Revenues for the period...............    5,485,038   4,162,419    3,294,788
    Accounts receivable at end of period..    1,843,888   1,221,121    1,457,237
Corel Corporation
    Revenues for the period...............      268,459   2,737,601    3,687,298
    Accounts receivable at end of period..           --     268,550      537,972
Novell, Inc.
    Revenues for the period...............           --     522,973    2,260,203
    Accounts receivable at end of period..       11,220     193,682      508,736

     Allowances for potentially uncollectible accounts receivable were as follows: December 31, 1996 -- $245,000; December 31, 1995 -- $220,000. The
Company generally does not require collateral from its clients. Credit losses experienced have been consistent with the Company's management's expectations.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE C -- LEASES

     The Company leases its call center facilities, corporate and other offices and certain office equipment under noncancelable operating leases. These leases are renewable with various options and terms. Total rental expense was $2,028,618 in 1996, $1,496,574 in 1995, and $1,105,992 in 1994.

     Minimum future payments under noncancelable operating leases with initial terms of one year or more were:



                                              DECEMBER 31,
                           YEAR                   1996
                 ---------------------------  ------------
                 1997.....................     $2,328,375
                 1998.....................      2,425,689
                 1999.....................      2,418,147
                 2000.....................      2,157,768
                 2001.....................        955,271

NOTE D -- FINANCING ARRANGEMENTS AND LONG-TERM DEBT

     TechTeam has agreements with NBD Bank and Chase Manhattan Bank which provide for short-term borrowings of up to $6,000,000 and $1,250,000, respectively; both lines-of-credit are unsecured. NBD Bank borrowings are at the prime rate and Chase Manhattan Bank borrowings are at prime plus 1.5%. Borrowings under these lines at December 31,1996 were $299,400.

  The following amounts relate to short-term borrowings:


                         MAXIMUM AMOUNT      AVERAGE DAILY AMOUNT    AVERAGE COST OF
        PERIOD              BORROWED               BORROWED             BORROWINGS
------------------------------------------------------------------------------------
Year ended December 31,
1996...................        $6,300,000                $545,584          8.38%
1995...................           400,000                   9,916          8.88
1994...................         1,560,000                 178,767          6.96

Long-term debt consists of the following:


                                                         DECEMBER 31,
                                                      ------------------
                                                        1996      1995
                                                        ----      ----
Total amounts due under term notes.................   $258,000  $809,446
Less -- current portion............................     62,000   158,884
                                                      --------  --------
                                                      $196,000  $650,562
                                                      ========  ========

Interest paid was $204,813 in 1996, $78,709 in 1995, and $59,411 in 1994.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE E -- EMPLOYEE RETIREMENT PLAN

     The Company has a 401(k) Retirement Savings Plan which covers substantially all employees. Under the provisions of the Plan, the Company will match employee contributions in amounts up to 3% of gross compensation; contributions were $350,425 in 1996, $247,181 in 1995, and $163,087 in 1994.
The Company's policy is to fund employee contributions and the Company's matching contributions each pay period. Contributions are deposited with the trustee, NBD Bank, and then invested in six funds at the direction of the participants. Effective in 1996, the Company's matching contributions are credited only to the National TechTeam Stock Fund for the benefit of each participant.

NOTE F -- TAX PROVISIONS

     Tax provisions are as follows:


                                                                       YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1996          1995         1994
                                                                 ----          ----         ----
                                                                        (Restated - Note M)
                   Federal income tax:
                      Currently payable..................     $2,555,823    $1,327,267   $  994,690
                      Deferred (credit)..................       (681,224)      154,669      223,310
                                                              ----------    ----------   ----------
                      Total..............................      1,874,599     1,481,936    1,218,000
                   Michigan single business tax..........        709,000       410,000      305,875
                                                              ----------    ----------   ----------
                                                              $2,583,599    $1,891,936   $1,523,875
                                                              ==========    ==========   ==========
                   Tax payments..........................     $2,310,000    $  905,000   $2,022,000
                                                              ==========    ==========   ==========

     A reconciliation of the Federal income tax provision and the amount computed by applying the Federal statutory income tax rate to income before Federal income tax follows:




                                                                   YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1996          1995         1994
                                                                 ----          ----         ----
                                                                     (Restated - Note M)
Income tax at Federal statutory rate of 34%..............     $1,673,068    $1,395,905   $1,148,163
Goodwill, intangibles and other permanent differences....        225,721       111,031       69,837
Tax reserve reversed.....................................        (24,190)      (25,000)          --
                                                              ----------    ----------   ----------
                                                              $1,874,599    $1,481,936   $1,218,000
                                                              ==========    ==========   ==========

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE F -- TAX PROVISIONS -- Continued

     The principal components of deferred Federal income tax balances, and the classification thereof in the Consolidated Statements of Financial Position, are as follows:



                                                        DECEMBER 31,
                                         -------------------------------------------
                                                 1996                   1995
                                         -------------------     -------------------
                                                     (Restated - Note M)
                                          ASSETS   LIABILITIES  ASSETS   LIABILITIES
                                          ------   -----------  ------   -----------
Allowance for uncollectible accounts
   receivable..........................  $ 76,500   $     --    $68,000     $     --
Deferred Foundation Platform
   license fees........................   697,000         --         --           --
Other..................................   138,900    276,700     15,226           --
Prepaid expenses.......................        --    112,643         --       89,839
Accelerated tax depreciation...........        --    162,813         --      614,366
                                         --------   --------    -------     --------
                                         $912,400   $552,156    $83,226     $704,205
                                         ========   ========    =======     ========

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE G -- STOCK TRANSACTIONS

     A summary of stock transactions other than those discussed in Notes H and J for the three years ended December 31, 1996 is as follows:


                                                                SHARES          PROCEEDS
                                                              ----------       -----------
                         1994
Warrants issued in 1990 and 1991 and exercised in 1994.....       41,667       $    45,834
Private placement of common shares.........................       32,810           184,796
Retirement of 1,427 shares.................................          (14)             (100)
Private placement of common shares at
    $5.00 per share........................................      618,000         3,090,000
    $4.70 per share........................................      401,064         1,885,000
                                                              ----------       -----------
                                                               1,093,527       $ 5,205,530
                                                              ==========       ===========
                         1995
Private placement of common shares.........................      369,472       $   577,500
                                                              ==========       ===========
                         1996
Public offering of shares @ $24.14, net of underwriters
 discount..................................................    3,225,000       $77,851,500
                                                              ==========       ===========

NOTE H -- ACQUISITION AND SUBSEQUENT EVENT

     TechTeam acquired 15% of the shares of WebCentric Communications, Inc. ("WebCentric") in September 1996 and the remaining 85% of the shares in January 1997. The transaction was structured as a cash and stock-for-stock exchange. Cash totalling $2,330,449 and 270,848 shares (valued at $3,995,183) of TechTeam's unrestricted and restricted common stock were issued. The purchase method of accounting was used to record the acquisition and $6,408,081 was recorded as goodwill.

NOTE I -- RELATED PARTY TRANSACTIONS

     TechTeam was involved in the following related party transactions:

     a)   Paid legal fees of $306,641 in 1996, $119,876 in 1995, and $73,591 in
          1994 to law firms whose members included directors, officers or shareholders of TechTeam.

     b)   Paid $480,488 in 1996, $39,587 in 1995, and $42,444 in 1994 for
          employee travel expenses to a travel agency which is 50%-owned by a TechTeam director.

     c) Advanced $243,800 to Executive Officers in 1995, which was repaid in 1995.

     d) Advanced $107,000 to an insurance company in 1995 that carries an insurance policy on the life of an Executive Officer.

     e) Loaned $160,000 to an Executive Officer in 1995 which was repaid in 1996.

     f) Paid $59,626 in 1996 for rental expense for an office building leased from an Executive Officer.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE I -- RELATED PARTY TRANSACTIONS -- Continued

     g)   Guaranteed a loan of $375,000 to an Executive Officer in 1996.

     h) In connection with the Company's acquisition of certain software in 1995, the Company issued 142,653 shares of common stock to the developer of the software. The developer is wholly-owned by directors and officers of Compuflex Systems, Inc.

NOTE J -- STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's 1990 Nonqualified Stock Option Plan has authorized the grant of options to management personnel and others for up to 3,800,000 shares of the Company's common stock. Generally, options granted have 6 year terms and vest and become exercisable ratably over the first five years of their term.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996: a range of risk-free interest rates of 5.38% to 7.08% based on the expected life of the options; a volatility factor of the expected market price of the Company's common stock of .786; and a weighted-average expected life of the option of 3 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                               1996        1995
                                               ----        ----
    Pro forma net income...................  $2,328,090  $2,455,351
    Pro forma primary and fully diluted
        earnings per share.................       $0.18       $0.21

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE J -- STOCK OPTIONS -- Continued

     A summary of the Company's stock option activity, and related information, follows:


                                                  EMPLOYEES                   DIRECTORS                    OTHERS
                                           ----------------------      ---------------------      -----------------------
                             TOTAL         SHARES          PRICE       SHARES         PRICE       SHARES           PRICE
                            SHARES         ------         -------      ------        -------      ------         --------
                            ------
Outstanding
  January 1, 1994.......     956,103        563,250         0.59-4.82   235,000        0.59-4.82   157,853       0.59-35.05
  Granted...............     485,287        385,287         3.51-6.38   100,000             7.00        --
  Exercised.............    (308,625)      (153,625)        0.59-2.88        --                   (155,000)       0.59-3.00
  Cancelled.............     (22,500)       (22,500)        3.81-6.38        --                         --
                          ----------     ----------                    --------                   --------
Outstanding
  December 31, 1994        1,110,265        772,412         0.59-6.38   335,000        0.59-7.00     2,853            35.05
  Granted...............     338,000        338,000 (1)     4.50-5.31        --               --        --               --
  Exercised.............    (418,500)      (233,500)        0.59-2.88  (185,000)            0.59        --               --
  Cancelled.............    (208,000)      (208,000)(1)     4.50-6.38        --               --        --               --
                          ----------     ----------                    --------                   --------
OuOutstanding
  December 31, 1995          821,765        668,912         1.20-6.38   150,000        4.82-7.00     2,853            35.05
  Granted...............     759,711        606,165        0.70-25.75   139,275       5.00-25.75    14,267        3.16-7.71
  Exercised.............    (289,100)      (259,100)        1.20-7.00   (30,000)       4.82-7.00        --               --
  Cancelled.............    (117,500)       (57,500)       4.50-25.75   (60,000)            5.00        --               --
                          ----------     ----------                    --------                   --------
Outstanding
  December 31, 1996.....   1,174,876 (2)    958,477        0.70-25.75   199,275       4.82-25.75    17,120       3.16-35.05
                          ==========     ==========                    ========                   ========

  (1) In February 1995, the Company cancelled 183,000 options at prices ranging from $5.00 to $6.38 and regranted them at $4.50.

  (2) Of the 1,174,876 options outstanding at December 31, 1996
     a) 62,478 are currently exercisable through the fourth quarter 1998;
     b) 115,000 are currently exercisable through the fourth quarter 1999;
     c) 149,787 are currently exercisable through the second quarter 2000;
     d) 102,711 are currently exercisable through the second quarter 2001;
     e) 232,900 are currently exercisable through the fourth quarter 2006; and
     f) 512,000 will be exercisable in the first quarter 1997 through the third quarter 2002.


NOTE K -- STOCK BUY-BACK PROGRAM

     In February, 1995, the Board of Directors of the Company authorized a stock buy-back program. The program provided for the open market purchase of up to $4,000,000 of the Company's common stock. The repurchase program terminated July 31, 1995 with 200,000 shares repurchased at a total cost of $907,008.

                    NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE L -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly consolidated results of operations are summarized as follows:


                                                          QUARTER ENDED
                                      -----------------------------------------------------
                                       MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                      -----------  -----------  -------------  ------------
                                                       (Restated - Note M)
1994
Revenues.........................      $7,868,655   $8,725,114     $8,982,097    $8,675,505
Income before tax provisions.....         702,365    1,463,672      1,336,303       178,484
Net income.......................         417,499      879,506        763,538        98,406
Earnings per share...............            0.04         0.08           0.07          0.01
1995
Revenues.........................      $9,661,595  $10,888,283    $11,510,833   $15,014,921
Income before tax provisions.....       1,127,662    1,478,894        913,675       995,372
Net income.......................         670,627      904,109        488,540       560,391
Earnings per share...............            0.06         0.08           0.04          0.05
1996
Revenues.........................     $15,573,611  $17,494,127    $19,687,472   $19,460,846
Income before tax provisions.....       1,619,731    1,649,456      1,887,692       472,910
Net income.......................         941,331      932,756      1,095,692        76,411
Earnings per share...............            0.08         0.08           0.09          0.00

     Quarterly earnings per share may not add to annual earnings per share because of rounding and new shares issued during the year.

NOTE M -- RESTATEMENTS

Correction of Previously Issued Financial Statements

     The Company has restated the previously issued 1996 financial statements. The restatements relate to: (1) Certain license fee revenues related to contemporaneous purchase/sale transactions between the Company and the licensees of its software products occurring in the fourth quarter 1996. Those revenues have now been deferred and will be recognized as income in future periods when the expenses of the related contemporaneous purchase/sale transactions are recognized. (2) Certain compensation related adjustments.

Acquisition of Compuflex Systems, Inc.

     On July 30, 1997, the Company acquired Compuflex Systems, Inc. ("Compuflex"). The Company acquired 98% of the issued and outstanding shares of Compuflex's common stock, in exchange for 509,034 shares of common stock of the Company at the ratio of 1 Company share for each 7.01 shares of Compuflex. The remaining 2% of the issued and outstanding shares of Compuflex were acquired for cash. The market value of the common stock and cash used in the acquisition approximated $8.5 million. Outstanding Compuflex stock options were converted into options to purchase 170,470 shares of the Company's common stock.

     Compuflex provides technical staffing services. This acquisition has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated to include the accounts of Compuflex for all periods presented.

NATIONAL TECHTEAM, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

NOTE M -- RESTATEMENTS -- Continued

     Prior to the combination, Compuflex's fiscal year ended July 31. In recording the pooling of interests combination, Compuflex's financial statements for the twelve months ended January 31, 1997 were combined with National TechTeam's financial statements for the year ended December 31, 1996. Compuflex's financial statements for the years ended July 31, 1996 and July 31, 1995 were combined with National TechTeam's financial statements for the year ended December 31, 1995 and December 31, 1994, respectively. Compuflex's unaudited results of operations for the six months ended July 31, 1996 included sales of $2,828,900 and a net loss of $35,800. An adjustment has been made to stockholders' equity as of December 31, 1996 to eliminate the effect of including Compuflex's results of operations for the six months ended July 31, 1996, in both the years ended December 31, 1996 and 1995.

Financial Impact of Restatements

                                                                      YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------
                                                      1996                       1995                        1994
                                                      ----                       ----                        -----
REVENUES
   As previously reported                           $69,150,996                 $41,713,632                $30,152,971
   Effect of correction of previously issued
    financial statements                             (2,263,840)                         --                         --
   Effect of Compuflex pooling of interests           5,299,000                   5,362,900                  4,098,400
                                                    -----------                 -----------                -----------
   As restated                                      $72,186,156                 $47,076,536                $34,251,371
                                                    ===========                 ===========                ===========
NET INCOME / (LOSS)
    As previously reported                          $ 4,773,632                 $ 2,399,067                $ 1,971,049
    Effect of correction of previously issued
     financial statements                            (1,833,242)                         --                         --
    Effect of Compuflex pooling of interests            105,800                     224,600                    187,900
                                                    -----------                 -----------                -----------
    As restated                                     $ 3,046,190                 $ 2,623,667                $ 2,158,949
                                                    ===========                 ===========                ===========
NET INCOME / (LOSS) PER PRIMARY SHARE
    As previously reported                          $      0.38                 $      0.21                $      0.18
    Effect of correction of previously issued
     financial statements                                 (0.15)                         --                         --
    Effect of Compuflex pooling of interests                 --                        0.02                       0.02
                                                    -----------                 -----------                -----------
    As restated                                     $      0.23                 $      0.23                $      0.20
                                                    ===========                 ===========                ===========
NET INCOME / (LOSS) PER FULLY DILUTED SHARE
    As previously reported                          $      0.38                 $      0.21                $      0.18
    Effect of correction of previously issued
     financial statements                                 (0.15)                         --                         --
    Effect of Compuflex pooling of interests                 --                        0.02                       0.01
                                                    -----------                 -----------                -----------
    As restated                                     $      0.23                 $      0.23                $      0.19
                                                    ===========                 ===========                ===========
RETAINED EARNINGS
    As previously reported                          $10,856,604                 $ 6,082,972                $ 3,683,905
    Effect of correction of previously issued
     financial statements                            (1,833,242)                         --                         --
    Effect of Compuflex pooling of interests         (2,556,500)                 (2,698,100)                (2,922,700)
                                                    -----------                 -----------                -----------
    As restated                                     $ 6,466,862                 $ 3,384,872                $   761,205
                                                    ===========                 ===========                ===========